Exhibit 99.10

CONSENT OF BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

August 10, 2017

The Supervisory Board

Linde AG

Klosterhofstrasse 1

80311 Munich

Germany

Members of the Supervisory Board:

We hereby consent to the inclusion of our opinion letter, dated June 1, 2017, to the supervisory board of Linde AG as Annex E to, and to the references thereto under the headings “Summary — Opinions of Financial Advisors to Linde AG — Opinion of BofA Merrill Lynch,” “The Business Combination — Background of the Combination,” “The Business Combination — Linde’s Reasons for the Business Combination” and “The Business Combination — Opinions of Financial Advisors to Linde AG — Opinion of BofA Merrill Lynch” in the proxy statement/prospectus and the exchange offer prospectus relating to the proposed business combination involving the businesses of Linde AG and Praxair, Inc. under a new Irish holding company, Zamalight plc (“Zamalight”), which proxy statement/prospectus and exchange offer prospectus form a part of Amendment No. 4 to Zamalight’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

/s/ BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

ZWEIGNIEDERLASSUNG FRANKFURT AM MAIN